Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports
Fiscal Fourth Quarter and Fiscal Year 2019 Financial Results
Issues Fiscal Year 2020 Guidance

Lake Forest, CA. March 11, 2020 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal fourth quarter and fiscal year 2019 financial results for the 16-week and 52-week periods ending December 31, 2019 and issued fiscal 2020 guidance.

Fiscal Fourth Quarter 2019 Highlights

•

•	System-wide comparable restaurant sales increased 0.4%;

◦
Company-operated comparable restaurant sales increased 0.4%. Company-operated comparable restaurant sales were comprised of average check growth of 4.1%, including modest menu mix growth, mostly offset by a transaction decline of 3.7%;

◦	Franchised comparable restaurant sales increased 0.5%;

•	Total revenue of $157.1 million, representing a 0.1% decline from the fiscal fourth quarter 2018;

•	Company-operated restaurant sales of $144.8 million, representing a 1.3% decline from the fiscal fourth quarter 2018;

•
Net loss of $114.1 million, or $3.08 per diluted share (inclusive of a non-cash pre-tax charge of $118.3 million for the impairment of goodwill), compared to net income of $5.6 million, or $0.15 per diluted share, in the fiscal fourth quarter 2018;

•	Adjusted net income* of $6.7 million, or $0.18 per diluted share, compared to $7.2 million, or $0.19 per diluted share, in the fiscal fourth quarter 2018;

•
Restaurant contribution* margin of 17.4% (inclusive of an approximate 130 basis point unfavorable impact from the adoption of the new lease accounting standard in fiscal 2019 and the retroactive elimination of a Federal unemployment tax surcharge in 2018), compared to 20.3% in the fiscal fourth quarter 2018;

•
Adjusted EBITDA* of $20.5 million (inclusive of approximately $1.0 million of unfavorable impact from the adoption of the new lease accounting standard in fiscal 2019), compared to $23.6 million in the fiscal fourth quarter 2018; and

•
13 system-wide openings, including 7 company-operated and 6 franchised restaurants, as well as one company-operated and two franchise closures. Del Taco also refranchised a total of 18 restaurants in the Reno, NV and San Diego, CA markets.

Fiscal Year 2019 Highlights

•	System-wide comparable restaurant sales increased 0.9%;

◦
Company-operated comparable restaurant sales increased 0.5%. Company-operated comparable restaurant sales were comprised of average check growth of 4.3%, including modest menu mix growth, mostly offset by a transaction decline of 3.8%;

◦	Franchised comparable restaurant sales increased 1.3%;

•	Total revenue of $513.0 million representing 1.5% growth from the fiscal year 2018;

•	Company-operated restaurant sales of $474.0 million, representing 0.6% growth from the fiscal year 2018;

•
Net loss of $118.3 million (inclusive of a non-cash pre-tax charge of $118.3 million for the impairment of goodwill), or $3.20 per diluted share, compared to net income of $19.0 million, or $0.49 per diluted share, in the fiscal year 2018;

•	Adjusted net income* of $17.7 million, or $0.47 per diluted share, compared to $22.6 million, or $0.58 per diluted share, in the fiscal year 2018;

•
Restaurant contribution* margin of 17.3% (inclusive of an approximate 70 basis points unfavorable impact from the adoption of the new lease accounting standard in fiscal 2019), compared to 19.7% in the fiscal year 2018;

•
Adjusted EBITDA* of $63.8 million, (inclusive of an approximate $3.1 million unfavorable impact from the adoption of the new lease accounting standard in fiscal 2019), compared to $72.0 million in the fiscal year 2018; and

•
24 system-wide openings, including 10 company-operated and 14 franchised restaurants, as well as five company-operated and three franchise closures. Del Taco also refranchised a total of 31 restaurants in the Reno, NV, Los Angeles, CA and San Diego, CA markets.

* Adjusted net income, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “2019 was a challenging year in which we delivered on our revised financial expectations across key metrics while making solid progress on several strategic fronts that position us well for the future. We successfully entered into the digital landscape, transforming our marketing model and creating future sales opportunities by achieving our goal of making our food available through three integrated delivery service providers and growing the new Del App to over 950,000 registered users currently.”

Cappasola added, “Over the past year, we have made significant progress on our portfolio optimization program. Including the March 2020 refranchising of our restaurants in the Yuma, AZ and El Centro, CA region, we have refranchised a total of 36 restaurants, including three non-core Western markets that included development commitments for an additional 35 franchised restaurants over time. These commitments enhance our franchise growth prospects and have enabled us to slow company openings in 2020 as we shift our focus toward supporting franchise growth and activating our next Company seed market in Orlando, Florida starting in late 2021.”

Cappasola concluded, “This year, the combination of reinvigorating our category leading value position and compelling new product innovation are expected to serve as transaction catalysts, while our strategic progress during 2019 on digital initiatives and daypart utilization strategies are expected to improve heavy user frequency. In late January, we reestablished our commitment to price-value with heavy QSR users through the launch of the Del’s Dollar Deals Menu and we are pleased with our initial execution, guest feedback, product mix and improved transaction trends. We will complement our value focus by leveraging our barbell menu strategy with the recent return of premium crispy Jumbo Shrimp and our planned Spring launch of freshly prepared guacamole available with Chips, as a side or addition, and as part of our Epic burrito relaunch.”

Review of Fiscal Fourth Quarter 2019 Financial Results

Total revenue decreased 0.1% to $157.1 million compared to $157.3 million in the fiscal fourth quarter 2018. Comparable restaurant sales increased 0.4% system-wide, resulting in a 2.3% increase on a two-year basis. Company-operated comparable restaurant sales increased 0.4% while franchise comparable restaurant sales increased 0.5%.

Impairment of goodwill was $118.3 million for which there is no comparable charge in the fiscal fourth quarter 2018. This non-cash charge reduces goodwill and does not affect the Company’s cash position, cash flow from operating activities, or have any impact on future operations, and is a result of a goodwill impairment assessment following a sustained decrease in the Company’s market capitalization which was an indicator of impairment.

Net loss was $114.1 million, representing $3.08 per diluted share, compared to a net income of $5.6 million in the fiscal fourth quarter 2018, representing $0.15 per diluted share. Adjusted net income* was $6.7 million, or $0.18 per diluted share, compared to $7.2 million in the fiscal fourth quarter 2019, or $0.19 per diluted share.

Restaurant contribution* was $25.2 million compared to $29.8 million in the fiscal fourth quarter 2018. As a percentage of Company-operated restaurant sales, restaurant contribution margin decreased 290 basis points year-over-year to 17.4%. The decrease was the result of approximately 40 basis point increase in food and paper costs, an approximately 120 basis point increase in labor and related expenses, and an approximately 140 basis point increase in occupancy and other operating expenses. Restaurant contribution margin included a negative impact of approximately 130 basis points due to the adoption of the new lease accounting standard and the retroactive elimination of a Federal unemployment tax surcharge in 2018.

Adjusted EBITDA* was $20.5 million compared to $23.6 million in the fiscal fourth quarter 2019, including an approximate $1.0 million unfavorable impact from the adoption of the new lease accounting standard.

Restaurant Development and Portfolio Optimization

During the fiscal fourth quarter 2019, there were 13 system-wide openings, including 7 company-operated and 6 franchised restaurants, as well as one company-operated and two franchise closures.

Del Taco is focused on optimizing its restaurant portfolio to help stimulate growth in new restaurants, primarily through franchise development, and existing restaurant AUV’s. Accordingly, the Company refranchised a total of 18 restaurants in two markets during the fiscal fourth quarter 2019 whereby these two transactions included development commitments for up to an additional aggregate 31 restaurants. In total, 31 restaurants were refranchised during fiscal 2019.

During the first quarter of fiscal 2020, the Company also refranchised all five company-operated restaurants in the Yuma, AZ and El Centro, CA region to an existing franchisee in a transaction that includes a development commitment for four additional restaurants.

Fiscal Year 2020 Guidance

Del Taco is providing guidance for the 52-week fiscal year 2020 ending December 29, 2020.

•

•	System-wide comparable restaurant sales growth of low single digits;

•	Total revenue between $503 million and $513 million;

•	Company-operated restaurant sales between $459 million to $469 million;

•	Restaurant contribution* margin between 16.2% and 16.7%;

•	General and administrative expenses between approximately 8.6% and 8.9% of total revenue;

•	Effective tax rate of approximately 27.0% to 27.5%;

•	Adjusted diluted earnings per share* of approximately $0.35 to $0.40;

•	Adjusted EBITDA* between $57.0 million and $60.0 million;

•	15 to 20 gross system-wide new unit openings, including 5 company-operated restaurants, and an estimated 1% system-wide closure rate; and

•	Net capital expenditures between $33 million to $38 million.

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”.

We have not reconciled guidance for Adjusted Net Income or Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13699322.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as impairment of goodwill, stock-based compensation expense and restaurant closure charges, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before impairment of goodwill, restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax. Adjusted diluted net income per share* represents company diluted net income per share before impairment of goodwill, restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign further communicates Del Taco's commitment to providing guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, the outbreak of a widespread health epidemic or pandemic, such as coronavirus, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 1, 2019, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2019	January 1, 2019
Assets
Current assets:
Cash and cash equivalents	$1,421	$7,153
Accounts and other receivables, net	3,580	3,167
Inventories	3,123	2,932
Prepaid expenses and other current assets	2,289	4,935
Assets held for sale	8,411	14,794
Total current assets	18,824	32,981
Property and equipment, net	156,921	161,429
Operating lease right-of-use assets	258,278	—
Goodwill	192,739	321,531
Trademarks	220,300	220,300
Intangible assets, net	10,827	18,507
Other assets, net	4,568	4,208
Total assets	$862,457	$758,956
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,652	$19,877
Other accrued liabilities	34,577	34,785
Current portion of finance lease obligations, other debt and deemed landlord financing liabilities	220	1,033
Current portion of operating lease liabilities	17,848	—
Total current liabilities	72,297	55,695
Long-term debt, finance lease obligations, other debt and deemed landlord financing liabilities, excluding current portion, net	144,581	178,664
Operating lease liabilities, excluding current portion	257,361	—
Deferred income taxes	69,510	69,471
Other non-current liabilities	16,601	32,852
Total liabilities	560,350	336,682
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 37,059,202 shares issued and outstanding at December 31, 2019; 37,305,342 shares issued and outstanding at January 1, 2019	4	4
Additional paid-in capital	333,379	336,941
Accumulated other comprehensive (loss) income	(52)	180
(Accumulated deficit) retained earnings	(31,224)	85,149
Total shareholders’ equity	302,107	422,274
Total liabilities and shareholders’ equity	$862,457	$758,956

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(In thousands, except share and per share data)

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Revenue:	(Unaudited)	(Unaudited)
Company restaurant sales	$144,849	$146,725	$473,991	$471,193
Franchise revenue	5,810	5,320	19,002	17,569
Franchise advertising contributions	4,467	4,073	14,516	13,300
Franchise sublease and other income	1,970	1,175	5,442	3,428
Total revenue	157,096	157,293	512,951	505,490
Operating expenses:
Restaurant operating expenses:
Food and paper costs	40,277	40,217	130,711	128,873
Labor and related expenses	47,553	46,413	156,095	151,954
Occupancy and other operating expenses	31,855	30,288	105,376	97,745
General and administrative	12,141	13,417	43,877	43,773
Franchise advertising expenses	4,467	4,073	14,516	13,300
Depreciation and amortization	7,826	8,178	25,488	25,794
Occupancy and other - franchise subleases and other	1,605	1,116	4,463	3,167
Pre-opening costs	930	684	1,650	1,584
Impairment of goodwill	118,250	—	118,250	—
Impairment of long-lived assets	2,058	2,200	7,159	3,861
Restaurant closure charges, net	1,244	(241)	2,961	394
Loss on disposal of assets and adjustments to assets held for sale, net	659	252	9,448	1,012
Total operating expenses	268,865	146,597	619,994	471,457
(Loss) income from operations	(111,769)	10,696	(107,043)	34,033
Other expense (income), net:
Interest expense	2,066	3,091	7,235	9,075
Other income	(161)	(137)	(364)	(660)
Total other expense, net	1,905	2,954	6,871	8,415
(Loss) income from operations before provision for income taxes	(113,674)	7,742	(113,914)	25,618
Provision for income taxes	459	2,096	4,371	6,659
Net (loss) income	(114,133)	5,646	(118,285)	18,959
Other comprehensive (loss) income:
Change in fair value of interest rate cap, net of tax	(24)	(190)	(364)	122
Reclassification of interest rate cap amortization included in net income, net of tax	58	13	132	44
Total other comprehensive income (loss), net	34	(177)	(232)	166
Comprehensive (loss) income	$(114,099)	$5,469	$(118,517)	$19,125
(Loss) Earnings per share:
Basic	$(3.08)	$0.15	$(3.20)	$0.50
Diluted	$(3.08)	$0.15	$(3.20)	$0.49
Weighted average shares outstanding
Basic	37,059,202	37,645,290	37,018,445	38,106,057
Diluted	37,059,202	37,778,448	37,018,445	38,683,959

Del Taco Restaurants, Inc.
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Net (loss) income	$(114,133)	$5,646	$(118,285)	$18,959
Non-GAAP adjustments:
Provision for income taxes	459	2,096	4,371	6,659
Interest expense	2,066	3,091	7,235	9,075
Depreciation and amortization	7,826	8,178	25,488	25,794
EBITDA	(103,782)	19,011	(81,191)	60,487
Stock-based compensation expense (a)	1,692	2,000	6,293	6,079
Loss on disposal of assets and adjustments to assets held for sale, net (b)	659	252	9,448	1,012
Impairment of long-lived assets (c)	2,058	2,200	7,159	3,861
Restaurant closure charges, net (d)	1,244	(241)	2,961	394
Amortization of favorable and unfavorable lease assets and liabilities, net (e)	(50)	(165)	—	(767)
Pre-opening costs (f)	930	684	1,650	1,584
Sublease income for closed restaurants (g)	(317)	—	(871)	—
Executive transition costs (h)	—	—	438	—
Impairment of goodwill (i)	118,250	—	118,250	—
Other income (j)	(161)	(137)	(364)	(660)
Adjusted EBITDA	$20,523	$23,604	$63,773	$71,990

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.

(c)	Includes costs related to impairment of long-lived assets.

(d)
During 2019, restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure or net sublease shortfall of a restaurant. During 2018, restaurant closure costs include costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(e)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(f)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(g)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(h)	Includes costs associated with the transition of former Company executives, such as severance expense.

(i)	Includes costs related to impairment of goodwill.

(j)
During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant. During 2018, other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants, as well as insurance proceeds related to a fire at a company-operated restaurant.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Company restaurant sales	$144,849	$146,725	$473,991	$471,193
Restaurant operating expenses	119,685	116,918	392,182	378,572
Restaurant contribution	$25,164	$29,807	$81,809	$92,621
Restaurant contribution margin	17.4%	20.3%	17.3%	19.7%

Del Taco Restaurants, Inc.
Reconciliation of (Loss) Income from Operations to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
(Loss) income from operations	$(111,769)	$10,696	$(107,043)	$34,033
Less:
Franchise revenue	(5,810)	(5,320)	(19,002)	(17,569)
Franchise advertising contributions	(4,467)	(4,073)	(14,516)	(13,300)
Franchise sublease income and other	(1,970)	(1,175)	(5,442)	(3,428)
Plus:
General and administrative	12,141	13,417	43,877	43,773
Franchise advertising expenses	4,467	4,073	14,516	13,300
Depreciation and amortization	7,826	8,178	25,488	25,794
Occupancy and other - franchise subleases and other	1,605	1,116	4,463	3,167
Pre-opening costs	930	684	1,650	1,584
Impairment of goodwill	118,250	—	118,250	—
Impairment of long-lived assets	2,058	2,200	7,159	3,861
Restaurant closure charges, net	1,244	(241)	2,961	394
Loss on disposal of assets and adjustments to assets held for sale, net	659	252	9,448	1,012
Restaurant contribution	$25,164	$29,807	$81,809	$92,621
Company restaurant sales	$144,849	$146,725	$473,991	$471,193
Restaurant contribution margin	17.4%	20.3%	17.3%	19.7%

Del Taco Restaurants, Inc.
Reconciliation of Net (Loss) Income to Adjusted Net Income
(Unaudited)
(In thousands, except per share data)

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Net (loss) income, as reported	$(114,133)	$5,646	$(118,285)	$18,959
Sublease income for closed restaurants (a)	(317)	—	(871)	—
Impairment of long-lived assets (b)	2,058	2,200	7,159	3,861
Restaurant closure charges, net (c)	1,244	(241)	2,961	394
Loss on disposal of assets and adjustments to assets held for sale, net (d)	659	252	9,448	1,012
Other income (e)	(161)	(137)	(364)	(660)
Executive transition costs (f)	—	—	438	—
Impairment of goodwill (g)	118,250	—	118,250	—
Tax impact of adjustments (h)	(880)	(493)	(1,060)	(972)
Non-GAAP adjusted net income	$6,720	$7,227	$17,676	$22,594

(Loss) Earnings per share (as reported):
Basic	$(3.08)	$0.15	$(3.20)	$0.50
Diluted	$(3.08)	$0.15	$(3.20)	$0.49
Weighted average shares outstanding (as reported):
Basic	37,059,202	37,645,290	37,018,445	38,106,057
Diluted	37,059,202	37,778,448	37,018,445	38,683,959

Adjusted earnings per share:
Basic	$0.18	$0.19	$0.48	$0.59
Diluted	$0.18	$0.19	$0.47	$0.58
Shares used in computing adjusted earnings per share:
Basic	37,059,202	37,645,290	37,018,445	38,106,057
Diluted	37,096,723	37,778,448	37,237,125	38,683,959

(a)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(b)	Includes costs related to impairment of long-lived assets.

(c)
During 2019, restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure or net sublease shortfall of a restaurant. During 2018, restaurant closure costs include costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)
Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.

(e)
During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant. During 2018, other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants, as well as insurance proceeds related to a fire at a company-operated restaurant.

(f)	Includes costs associated with the transition of former Company executives, such as severance expense.

(g)	Includes costs related to impairment of goodwill.

(h)	Represents the income tax associated with the adjustments in (a) through (g) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	16 Weeks Ended		52 Weeks Ended
	December 31, 2019	January 1, 2019	December 31, 2019	January 1, 2019
Company-operated restaurant activity:
Beginning of period	312	317	322	312
Openings	7	7	10	13
Closures	(1)	(2)	(5)	(6)
Purchased from franchisees	—	—	4	3
Sold to franchisees	(18)	—	(31)	—
Restaurants at end of period	300	322	300	322
Franchise-operated restaurant activity:
Beginning of period	274	250	258	252
Openings	6	8	14	12
Closures	(2)	—	(3)	(3)
Purchased from Company	18	—	31	—
Sold to Company	—	—	(4)	(3)
Restaurants at end of period	296	258	296	258
Total restaurant activity:
Beginning of period	586	567	580	564
Openings	13	15	24	25
Closures	(3)	(2)	(8)	(9)
Restaurants at end of period	596	580	596	580